Exhibit 99.9

Staples Files Preliminary Proxy Statement Recommending Shareholders of

Essendant to Vote Against the Proposed Merger with S.P. Richards

Staples files investor presentation for its superior $11.50 all cash, fully financed offer for Essendant

Staples willing to provide significant regulatory protection

Staples believes Essendant stock is trading on takeover speculation with unrealistic price expectations

FRAMINGHAM, Mass. 9/4/18 – Staples, Inc. announced today that it has filed a preliminary proxy statement with the Securities and Exchange Commission (SEC) to urge the shareholders of Essendant (Nasdaq: ESND) to vote AGAINST the proposed merger with S.P. Richards Co. (SPR), a subsidiary of Genuine Parts Company, and has filed an Investor Presentation with the SEC. Staples believes the SPR merger is inferior and presents significant antitrust risks that could delay or prevent the transaction from closing. In support of its campaign, Staples has filed with the SEC an investor presentation in connection with its opposition to the proposed SPR merger, outlining the risks to Essendant shareholders.

Staples also has sent the following letter to Essendant:

“As conveyed to your legal counsel, we will be separately sending to your legal counsel a merger agreement we are prepared to execute. Consistent with our prior proposal, you will see that our transaction would not be subject to a financing condition. In addition, while we do not believe there would be any regulatory impediments to promptly closing our transaction, we have included a regulatory break-up fee of $20 million — that is at the higher end of precedents and shows our confidence in obtaining regulatory clearance.

Your proposed merger with S.P. Richards has very significant regulatory uncertainty and risk, given that it is a horizontal merger to what would appear to be a monopoly. Moreover, there is no apparent remedy that could be undertaken that would allow for the transaction to close. Your agreement for the S.P. Richards merger does not provide you with any protection if it is blocked, and your own disclosures make it clear that you will not even know whether you can obtain regulatory approval until the end of the year. We believe that if your proposed transaction is blocked, Essendant’s stock could fall to below $5 a share — we would then be in a position to acquire Essendant for well below $11.50 a share.

Enclosed with this letter is an Investor Presentation that we filed today, which includes pages previously provided to you regarding our views concerning the value of your proposed merger with S.P. Richards. The Investor Presentation demonstrates that the market was right in valuing your proposed merger at below $10 a share — and that was before your more recent disclosures of the weakness in the operations and outlook for both you and S.P. Richards’ business.

We believe that our $11.50 offer already is far superior to your highly uncertain proposed merger, and would note that none of the information you have shared with us has changed our view on value. Nevertheless, in order to come to a negotiated transaction, we continue to be prepared to engage to see if we can reach agreement through a potential increase in price. However, in that context, it is important to recognize that the current trading prices for your stock are based on takeover speculation and unrealistic price expectations.”

About Staples, Inc.

Staples brings technology and people together in innovative ways to consistently deliver products, services and expertise that elevate and delight customers. Staples is in business with businesses and is passionate about helping businesses work better. Headquartered outside of Boston, Mass., Staples, Inc. operates primarily in North America. More information about Staples is available at www.staples.com.

Contacts

Media Contacts:

Gladstone Place Partners

Michael Flaherty, 212-230-5930

STAPLES, INC. (“STAPLES”) INTENDS TO FILE WITH THE SEC A DEFINITIVE PROXY STATEMENT AND AN ACCOMPANYING GOLD PROXY CARD TO BE USED TO SOLICIT PROXIES IN CONNECTION WITH THE UPCOMING SPECIAL MEETING OF STOCKHOLDERS OF ESSENDANT INC. (THE “COMPANY”), INCLUDING ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF OR ANY OTHER MEETING THAT MAY BE CALLED IN LIEU THEREOF (THE “SPECIAL MEETING”). INFORMATION RELATING TO STAPLES AND THE OTHER PARTICIPANTS IN SUCH PROXY SOLICITATION (COLLECTIVELY, THE “PARTICIPANTS”) HAS BEEN INCLUDED IN A PRELIMINARY PROXY STATEMENT FILED BY STAPLES WITH THE SEC ON SEPTEMBER 4, 2018 AND IN ANY AMENDMENTS TO THAT PRELIMINARY PROXY STATEMENT. STOCKHOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER DOCUMENTS RELATED TO THE SOLICITATION OF STOCKHOLDERS OF THE COMPANY IN CONNECTION WITH THE SPECIAL MEETING WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATING TO THE PARTICIPANTS. THESE MATERIALS AND OTHER MATERIALS FILED BY THE PARTICIPANTS IN CONNECTION WITH THE SOLICITATION OF PROXIES WILL BE AVAILABLE AT NO CHARGE AT THE SEC’S WEBSITE AT WWW.SEC.GOV. THE DEFINITIVE PROXY STATEMENT (WHEN AVAILABLE) AND OTHER RELEVANT DOCUMENTS FILED BY THE PARTICIPANTS WITH THE SEC WILL ALSO BE AVAILABLE, WITHOUT CHARGE, ON REQUEST FROM STAPLES’ PROXY SOLICITOR, D.F. KING & CO., INC., AT 800-870-0126 OR VIA EMAIL AT STAPLES@DFKING.COM.